SECURITIES PURCHASE AGREEMEN T

This SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of May ___, 2010, is by and among Total Apparel Group, Inc., a Nevada corporation with offices located at 525 7th Avenue, Suite 501, New York, NY, 10018 (the "Company"), and the investors listed on the Schedule of Purchasers attached hereto as Annex A (individually, a "Purchaser" and collectively, the "Purchasers").

RECITALS

WHEREAS, the Company has authorized a series of preferred stock entitled the "Series A 10% Convertible Preferred Stock" (the "Preferred Stock"), which Preferred Stock shall be convertible into shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), in accordance with the terms of the Preferred Stock. The rights, preferences and other terms and provisions of the Preferred Stock are set forth in the Certificate of Designation of Series A 10% Convertible Preferred Stock in the form attached hereto as Exhibit A (the "Certificate of Designation"). As used herein, the term "Conversion Shares" shall include all shares of Common Stock issuable upon conversion of, or as dividends on, the Preferred Stock in accordance with the Certificate of Designation;

WHEREAS, each Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) the number of shares of Preferred Stock set forth opposite such Purchaser's name on the Schedule of Purchasers and (ii) a warrant to acquire up to that number of additional shares of Common Stock set forth opposite such Purchaser's name on the Schedule of Purchasers in the form attached hereto as Exhibit B (the "Warrants") (as exercised, collectively, the "Warrant Shares") for aggregate gross proceeds of a minimum of One Hundred Thousand Dollars ($100,000) (the "Minimum Offering") and up to a maximum of Three Million Dollars ($3,000,000) (the "Maximum Offering"), which Offering (as defined herein) is being made on an "all-or-none" basis with respect to the Minimum Offering and a "best efforts" basis with respect to the Maximum Offering. The Offering will be conducted in reliance upon the exemption provided by Regulation D and/or Regulation S promulgated under Section 4(2) of Securities Act of 1933, as amended (the "Securities Act");

WHEREAS, additional Closings (as defined herein) may occur in amounts not less than One Hundred Thousand Dollars ($100,000) (the "Additional Closings" and each, an "Additional Closing");

WHEREAS, the Preferred Stock, the Conversion Shares, the Warrants and the Warrant Shares are collectively referred to herein as the "Securities"; and

WHEREAS, the Company has retained Avalon Securities, Ltd. (the "Placement Agent") in connection with the sale of the Securities (the "Offering") pursuant to this Agreement.

AGREEMEN T

N OW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Purchaser hereby agree as follows:

SECTION 1. PURCHASE AN D SALE OF PREFERRED STOCK AN D WARRAN TS

1.1. Preferred Stock and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Purchaser, and each Purchaser severally, but not jointly, shall purchase from the Company on the Closing Date (as defined herein), the number of shares of Preferred Stock as is set forth opposite such Purchaser's name on the Schedule of Purchasers, at a purchase price of Ten Thousand Dollars ($10,000) per share, along with (i) the Warrants to acquire up to that number of Warrant Shares as is set forth opposite such Purchaser's name on the Schedule of Purchasers.

1.2. Closing. Each closing (the "Closing") of the purchase of the Preferred Stock and the Warrants by the Purchasers shall occur at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, 2nd Floor, Manalapan, NJ, 07726. The date and time of the initial Closing (the "Closing Date") shall be 10:00 a.m., New York time, on the

first (1st) Business Day (as defined herein) on which the conditions to the Closing set forth in Sections 6 and 7 below are satisfied or waived (or such later date as is mutually agreed to by the Company and each Purchaser). In the event that the Purchasers do not purchase the Maximum Offering on the Closing Date, for a period of ninety (90) days following the Closing Date, the Company shall be entitled to hold Additional Closings to sell up to the Maximum Offering of the Securities. As used herein, "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

1.3. Purchase Price. The aggregate purchase price for the Preferred Stock and the Warrants to be purchased by each Purchaser (the "Purchase Price") shall be the amount set forth on the signature pages attached hereto. Each Purchaser shall pay its respective Purchase Price for the Preferred Stock and related Warrants to be purchased by such Purchaser at the Closing.

1.4. Form of Payment. On the Closing Date, (i) each Purchaser shall pay its respective Purchase Price to the Company for the Preferred Stock and the Warrants to be issued and sold to such Purchaser at the Closing, by wire transfer of immediately available funds (a) in accordance with the escrow account ("Escrow Account") with Anslow & Jaclin, LLP (the "Escrow Agent") maintained at Wachovia Bank or (b) directly to the Company and (ii) the Company shall deliver to each Purchaser (A) the number of shares of Preferred Stock as is set forth on such Purchaser's signature page hereto, (B) a Warrant pursuant to which such Purchaser shall have the right to acquire up to such number of Warrant Shares as is set forth opposite such Purchaser's name on the Schedule of Purchasers, in all cases, duly executed on behalf of the Company and registered in the name of such Purchaser.

SECTION 2. PURCHASER'S REPRESEN TATION S AN D WARRAN TIES

Each Purchaser agrees, represents and warrants to the Company and the Placement Agent, severally and solely with respect to itself and its purchase hereunder and not with respect to any of the other Purchasers, that:

2.1. Organization and Qualification. If an entity, such Purchaser is duly incorporated, organized or otherwise formed, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or otherwise formed.

2.2. Authorization. If an entity: (a) such Purchaser has the requisite corporate or other requisite power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof; and (b) the execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by such Purchaser's Board of Directors or other governing body and no further consent or authorization of the Purchaser, its Board of Directors or other governing body or its shareholders, members or other interest holders is required.

2.3. Enforcement. This Agreement has been duly executed by such Purchaser and constitutes a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, liquidation, or moratorium or similar laws relating to or affecting the rights of creditors generally and the application of general principles of equity.

2.4. Consents. Such Purchaser is not required to give any notice to, make any filing, application or registration with, obtain any authorization, consent, order or approval of or obtain any waiver from any person or entity in order to execute and deliver this Agreement or to consummate the transactions contemplated hereby, except for such notices, filings, applications, registrations, authorizations, consents, orders, approvals and waivers (if any) as have been obtained and the filing of a Form D with the Securities and Exchange Commission (the "Commission") and other similar filings required by applicable state securities or "blue sky" laws and regulations in connection with offerings of securities under Rule 506 ("Rule 506") promulgated under the Securities Act, if applicable.

2.5. Non-contravention. Neither the execution and the delivery by such Purchaser of this Agreement, nor the consummation by such Purchaser of the transactions contemplated hereby, will (a) violate any law, rule, injunction, or judgment of any governmental agency or court to which such Purchaser is subject or any provision of its charter, bylaws, trust agreement, or other governing documents or (b) conflict with, result in a breach of, or

constitute a default under, any agreement, contract, lease, license, instrument, or other arrangement to which such Purchaser is a party or by which such Purchaser is bound or to which any of its assets is subject. Further, such Purchaser represents and warrants that there are no actions, suits, proceedings or investigations pending against such Purchaser or such Purchaser's assets before any court or governmental agency (nor, to such Purchaser's knowledge, is there any threat thereof) which would impair in any way such Purchaser's ability to enter into and fully perform such Purchaser's commitments and obligations under this Agreement or the transactions contemplated hereby.

2.6. Investment Purpose. Such Purchaser is purchasing the Securities for its own account and investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstance, except selling, transferring, or disposing the Securities in full compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the Commission thereunder, and applicable state securities laws; and that an investment in the Securities is not a liquid investment. Such Purchaser is acquiring the Securities hereunder in the ordinary course of business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Securities.

2.7. Accredited Purchaser Status. Unless the Purchaser makes the representations in Section 2.21, such Purchaser is an "accredited investor" as defined by Rule 501 of the Securities Act, and such Purchaser is capable of evaluating the merits and risks of such Purchaser's investment in the offering and has the ability and capacity to protect such Purchaser's interests. Such Purchaser hereby represents and warrants that, either by reason of such Purchaser's business or financial experience or the business or financial experience of such Purchaser's advisors (including, but not limited to, a "purchaser representative" (as defined in Rule 501(h) promulgated under Regulation D), attorney and/or an accountant each as engaged by such Purchaser at its sole risk and expense) such Purchaser (a) has the capacity to protect its own interests in connection with the transaction contemplated hereby and/or (b) such Purchaser has prior investment experience, including investments in securities of privately-held companies or companies whose securities are not listed, registered, quoted and/or traded on a national securities exchange, including the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market and the OTCBB (as defined herein); to the extent necessary, such Purchaser has retained, at its sole risk and expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and the purchase of the Securities hereunder; if an entity, such Purchaser was not formed for the sole purpose of purchasing the Securities.

2.8. Reliance on Exemptions. Such Purchaser agrees, acknowledges and understands that the Securities being sold in this offering are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and applicable state securities or "blue sky" laws and that the Company and its counsel are relying upon the truth and accuracy of, and such Purchaser's compliance with, the representations, warranties, covenants, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

2.9. No General Solicitation. Such Purchaser (a) was contacted regarding the sale of the Securities by the Company or the Placement Agent (or their authorized agents or representatives) with whom such Purchaser had a prior substantial pre-existing relationship and (b) no Securities were offered or sold to it by means of any form of general solicitation or general advertising, and in connection therewith, such Purchaser did not receive any general solicitation or general advertising including, but not limited to, such Purchaser's: (i) receipt or review of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio, whether closed circuit, or generally available; or (ii) attendance at any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

2.10. Information. Such Purchaser agrees, acknowledges and understands that such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company, and materials relating to the offer and sale of the Securities that have been requested by such Purchaser or its advisors, if any. Such Purchaser represents and warrants that such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions as it has deemed necessary of, and to receive answers from, representatives

of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities. Such Purchaser agrees, acknowledges and understands that neither such inquiries nor any other due diligence investigation conducted by such Purchaser or any of its advisors or representatives modify, amend or affect such Purchaser's right to rely on the Company's representations and warranties contained herein. In determining whether to make this investment, such Purchaser has relied solely on (i) such Purchaser's own knowledge and understanding of the Company and its business based upon such Purchaser's own due diligence investigations and the information furnished pursuant to this paragraph, and (ii) the information described in subparagraph 2.12 below.

2.11. Acknowledgement of Risk. Such Purchaser agrees, acknowledges and understands that its investment in the Securities involves a significant degree of risk, including, without limitation that: (a) the Company is a development stage business with limited operating history and requires substantial funds in addition to the proceeds from the sale of the Securities; (b) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (c) such Purchaser may not be able to liquidate its investment; (d) transferability of the Securities is extremely limited; and (e) in the event of a disposition of the Securities, such Purchaser can sustain the loss of its entire investment.

2.12. Consultation with Advisors. Such Purchaser has carefully considered and has discussed with such Purchaser's legal, tax, accounting and financial advisors, to the extent such Purchaser has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for such Purchaser's particular federal, state, local and foreign tax and financial situation and has independently determined that this investment and the transactions contemplated by this Agreement are a suitable investment for such Purchaser. Such Purchaser has relied solely on such advisors and not on any statements or representations of the Company, the Placement Agent or any of their respective agents. Such Purchaser understands that such Purchaser (and not the Company or the Placement Agent) shall be responsible for such Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

2.13. Governmental Review. Such Purchaser agrees, acknowledges and understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities or an investment therein.

2.14. Transfer or Resale. Such Purchaser agrees, acknowledges and understands that:

(i) the Securities have not been and, except as set forth herein, are not being registered under the Securities Act or any applicable state securities or "blue sky" laws. Consequently, such Purchaser may have to bear the risk of holding the Securities for an indefinite period of time because the Securities may not be transferred unless: (i) the resale of the Securities is registered pursuant to an effective registration statement under the Securities Act; (ii) such Purchaser has delivered to the Company an opinion of counsel reasonably acceptable to the Company and its counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Securities are sold or transferred pursuant to Rule 144 promulgated under the Securities Act ("Rule 144");

(ii) it is familiar with Rule 144 and that any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission promulgated thereunder; and

(iii) except as set forth herein, neither the Company nor any other person is under any obligation to register the Securities under the Securities Act or any state securities or "blue sky" laws or to comply with the terms and conditions of any exemption thereunder.

2.15. Legends. Such Purchaser agrees, acknowledges and understands that the certificates representing the Securities (the "Restricted Securities") will bear restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Restricted Securities).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE REOFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS REOFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Such Purchaser agrees, acknowledges and understands that the Company will make a notation in the appropriate records with respect to the foregoing restrictions on the transferability of the Restricted Securities. Certificates evidencing the Restricted Securities shall not be required to contain such legend or any other legend (a) following any sale of the Restricted Securities pursuant to Rule 144, or (b) if the Restricted Securities are eligible for sale under Rule 144 or have been sold pursuant to a registration statement and in compliance with the Purchaser's obligations set forth in this Agreement, or (c) such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), in each such case (a) through (c) to the extent reasonably determined by the Company's legal counsel.

2.16. Residency. Such Purchaser is a resident of the jurisdiction set forth immediately below such Purchaser's name on the signature pages hereto.

2.17. Acknowledgements Regarding Placement Agent. Such Purchaser agrees, acknowledges and understands that the Placement Agent is acting as placement agent for the Securities being offered hereby and will be compensated by the Company for acting in such capacity, including, but not limited to: (i) a commission equal to 8% of the aggregate gross proceeds of the Securities sold in this Offering to the Placement Agent; (ii) warrants to purchase the Company's Common Stock, which shall equal 8% of the number of shares of Common Stock underlying the shares of Preferred Stock sold in this Offering, exercisable at any time to the Placement Agent or its designees ("Agent Warrants"); and (iii) indemnification of the Placement Agent against certain liabilities, including liabilities under the Securities Act. Such Purchaser further agrees, acknowledges and understands that the Placement Agent has acted solely as an agent of the Company in connection with the Offering, that the information and data provided to the Purchaser in connection with the transactions contemplated hereby have not been subjected to independent verification by the Placement Agent and that the Placement Agent makes no representation or warranty with respect to the accuracy or completeness of such information, data or other related disclosure material. Such Purchaser further agrees and acknowledges that in making its decision to enter into this Agreement and purchase the Securities, it has relied on its own examination of the Company and the terms and consequences of holding the Securities and has not relied on the advice of any other Purchaser's business and/or legal counsel. Such Purchaser further agrees, acknowledges and understands that the provisions of this section are for the benefit of, and may be enforced by, the Placement Agent as well as the Company. Such Purchaser further agrees, acknowledges and understands that (i) certain principals of the Placement Agent through one or more affiliated funds may purchase Securities offered under this Agreement and (ii) one or more consultants or advisors to the Company and/or the Placement Agent may in the future be employed by the Placement Agent.

2.18. No Brokers. Such Purchaser has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Such Purchaser hereby agrees to indemnify and hold harmless the Company and the Placement Agent from and against all fees, commissions or other payments owing to any such person or firm acting on behalf of such Purchaser hereunder.

2.19. Reliance on Representations. Such Purchaser agrees, acknowledges and understands that the Company and its counsel, as well as the Placement Agent and their counsel, are entitled to rely on the representations, warranties and covenants made by such Purchaser herein.

2.20. No Representations by Placement Agent. Such Purchaser acknowledges that the Placement Agent (including any of their members, managers, employees, agents or representatives) have not made any representations or warranties to such Purchaser concerning the Company and its subsidiaries and their respective businesses, condition (financial or otherwise) or prospects.

2.21. Additional Representations and Warranties of Non-United States Persons. As an alternative to the representations contained in Section 2.7 hereof, such Purchaser represents:

(i) At the time such Purchaser was offered the Securities, it was not, and at the date hereof, such Purchaser is not a "U.S. Person" which is defined below:

(A) Any natural person resident in the United States;

(B) Any partnership or corporation organized or incorporated under the laws of the United States;

(C) Any estate of which any executor or administrator is a U.S. person;

(D) Any trust of which any trustee is a U.S. person;

(E) Any agency or branch of a foreign entity located in the United States;

(F) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(G) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(H) Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) who are not natural persons, estates or trusts.

"United States" or "U.S." means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

(ii) Such Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities in any country or jurisdiction where action for that purpose is required.

(iii) Such Purchaser (i) as of the execution date of this Agreement is not located within the United States, and (ii) is not purchasing the Securities for the account or benefit of any U.S. person except in accordance with one or more available exemptions from the registration requirements of the Securities Act or in a transaction not subject thereto.

(iv) Such Purchaser will not resell the Securities except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes thereto), pursuant to a registration under the Securities Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act.

(v) Such Purchaser will not engage in hedging transactions with regard to shares of the Company prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2)

or (b)(3)) in Rule 903 of Regulation S, as applicable, unless in compliance with the Securities Act; and as applicable, shall include statements to the effect that the securities have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

(vi) No form of "directed selling efforts" (as defined in Rule 902 of Regulation S under the Securities Act), general solicitation or general advertising in violation of the Securities Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by such Purchaser or any of their representatives in connection with the offer and sale of the Securities.

2.22. Short Sales and Confidentiality. Other than the transaction contemplated hereunder, such Purchaser has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with such Purchaser, executed any transaction, including short sales, in the securities of the Company during the period commencing from the time that such Purchaser first received a notice from the Company, the Placement Agent or any other person setting forth the material terms of the transactions contemplated hereunder until the date that the transactions contemplated by this Agreement are first publicly disclosed. Such Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

2.23. No Distribution. Such Purchaser represents and warrants that such Purchaser has: (i) not distributed or reproduced any confidential information provided to such Purchaser by the Company, in whole or in part, at any time, without the prior written consent of the Company, (ii) kept confidential the existence of any and all confidential information made available in connection with such Purchaser's investigation of the Company and (iii) refrained and shall refrain from trading in the publicly-traded securities of the Company for so long as such recipient has been in possession of any material non-public information.

SECTION 3. REPRESEN TATION S AN D WARRAN TIES OF THE COMPAN Y

The Company represents and warrants to each of the Purchasers that:

3.1. Organization and Qualification; Subsidiaries. Each of the Company and each of its "Subsidiaries" (which for purposes of this Agreement means any Person in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries, taken as a whole, (ii) the legality, validity or enforceability of the transactions contemplated hereby or in the other Transaction Documents (as defined herein) or (iii) the authority or ability of the Company to perform its obligations under the Transaction Documents. Other than the Subsidiaries, there is no Person in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest. Except as set forth in Schedule 3.1, attached hereto, the Company has no Subsidiaries.

3.2. Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and, except as set forth in Schedule 3.2, attached hereto, perform its obligations under this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Stock and the reservation for issuance and issuance of the Conversion Shares issuable upon conversion of, or as dividends on, the Preferred Stock, the issuance of the Warrants and the reservation for issuance and issuance of the Warrant Shares issuable upon exercise of the Warrants) have been duly authorized by

the Company's board of directors and no further consent or authorization is required by the Company, its board of directors or its stockholders or other governing body or regulatory authority. This Agreement and the other Transaction Documents to which the Company is a party have been (or upon delivery will have been) duly executed and delivered by the Company and when delivered in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. "Transaction Documents" means, collectively, this Agreement, the Warrants, the Certificate of Designation, the Escrow Agreement (as defined herein), the Voting Rights Agreement (as defined herein) and each of the other agreements and instruments entered into by the parties hereto in connection with the transactions contemplated hereby and thereby. The Company has no reason to believe that it will be unable to comply with any of its obligations under any of the Transaction Documents.

3.3. Issuance of Securities. The issuance of the Preferred Stock and the Warrants are duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, shall be validly issued, fully paid and non-assessable and free from all taxes, liens, charges and other encumbrances imposed by the Company. As of the Closing, the Company shall have reserved from its duly authorized capital stock not less than 120% of the sum of (i) the maximum number of Conversion Shares issuable upon conversion of the Preferred Stock (assuming for purposes hereof that the Preferred Stock is convertible at the initial Conversion Price (as defined in the Certificate of Designation) and without taking into account any limitations on the conversion of the Preferred Stock set forth in the Certificate of Designation and assuming that the Warrant Shares are outstanding as of the Closing) and (ii) the maximum number of Warrant Shares issuable upon exercise of the Common Stock Warrants (without regard to any limitations on the exercise of the Common Stock Warrants set forth therein). Upon (i) conversion of the Preferred Stock in accordance with the Certificate of Designation, (ii) issuance as dividends on the Preferred Stock in accordance with the Certificate of Designation or (iii) exercise of the Warrants in accordance with the Warrants (as the case may be), the Conversion Shares and the Warrant Shares, as applicable, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances imposed by the Company, with the holders being entitled to all rights accorded to a holder of Common Stock.

3.4. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Stock, the Warrants, the Conversion Shares and Warrant Shares and the reservation for issuance of the Conversion Shares and Warrant Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or any of its Subsidiaries or bylaws of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) subject to the making of the Required Filings (as defined herein) by the Company, result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that could not reasonably be expected to have a Material Adverse Effect.

3.5. Consents. The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person (including, without limitation, the Financial Industry Regulatory Authority) in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof, other than (i) such filings as are required to be made under applicable state securities laws (collectively, "Required Filings") and (ii) as set forth in Schedule 3.5, attached hereto. All consents, authorizations, orders and filings which the Company is required to obtain on or before the Closing Date pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the application or filings pursuant to the preceding sentence. Required Filings to

be made after the Closing Date shall be made in compliance with the terms of this Agreement and applicable federal and state securities laws.

3.6. Acknowledgment Regarding Purchaser's Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Purchaser is (i) an officer or director of the Company or any of its Subsidiaries, (ii) an "affiliate" (as defined in Rule 144) of the Company or any of its Subsidiaries or (iii) to its knowledge, a "beneficial owner" of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")). The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Purchaser or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser's purchase of the Securities. The Company further represents to each Purchaser that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

3.7. Placement Agent's Fees. Neither the Company nor any of its Subsidiaries has engaged any placement agent (other than Avalon Securities, Ltd.) or other agent in connection with the sale of the Securities. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees or broker's commissions owed to the Placement Agent or to any other Person pursuant to any other agreements entered into by the Company relating to or arising out of the transactions contemplated hereby. Purchaser shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by such Purchaser pursuant to agreements entered into by such Purchaser, which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees or the type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

3.8. No Integrated Offering. None of the Company, the Subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to require approval of stockholders of the Company under any applicable stockholder approval provisions. None of the Company, its Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would cause the offering of any of the Securities to be integrated with other offerings.

3.9. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares and Warrant Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue the Conversion Shares upon conversion of the Preferred Stock and the Warrant Shares upon exercise of the Warrants in accordance with this Agreement, the Certificate of Designation and the Warrants is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

3.10. Reporting Status. The Company is not as of the date hereof subject to the reporting requirements of Section 13 or 15(d) of the Securities Act or the 1934 Act, applicable.

3.11. No Undisclosed Events, Liabilities, Developments or Circumstances. Except as set forth on Schedule 3.11 attached hereto, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or their respective business, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise) relating to an issuance and sale by the Company of its Common Stock and which could reasonably result in a Material Adverse Effect or a material adverse effect on any Purchaser's investment hereunder.

3.12. Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its articles of incorporation, any certificate of designation of any other outstanding series of preferred stock of the Company or any of its Subsidiaries or bylaws or their organizational charter, articles of incorporation or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or

any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

3.13. Foreign Corrupt Practices. Neither the Company nor any of the Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.14. Transactions with Affiliates. Except as set forth on Schedule 3.14 attached hereto, none of the officers or directors of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of Three Hundred Thousand Dollars ($100,000) other than for (i) payment of salary or bonuses for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company and restricted stock agreements under any restricted stock plan of the Company.

3.15. Equity Capitalization. The capitalization of the Company as of the date hereof is as described in Schedule 3.15(i), attached hereto. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Approximately 68,843,431 shares of the Company's issued and outstanding Common Stock on the date hereof are, as of the date hereof, owned by Persons who are "affiliates" (as defined in Rule 405 of the 1933 Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company's issued and outstanding Common Stock are "affiliates" without conceding that any such Persons are "affiliates" for purposes of federal securities laws) of the Company or any of its Subsidiaries. To the Company's knowledge, as of the date hereof no Person owns 10% or more of the Company's issued and outstanding shares of Common Stock (calculated based on the assumption that any debt, preferred stock, rights, options, warrants or other instrument that is at any time and under any circumstances convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, capital stock and other securities of the Company (including, without limitation, any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock) (collectively with such capital stock or other securities of the Company, "Equivalents") whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including "blockers") contained therein without conceding that such identified Person is a 10% stockholder for purposes of federal securities laws). Except as disclosed in Schedule 3.15(ii), attached hereto: (i) none of the Company's or any material Subsidiary's capital stock is subject to preemptive rights or any other similar rights or any liens suffered or permitted by the Company or any Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no

outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except as contemplated by this Agreement); (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (vii) neither the Company nor any Subsidiary has any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.

3.16. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company's or its Subsidiaries' officers or directors which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

3.17. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.18. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company or any of its Subsidiaries.

3.19. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, original works, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor ("Intellectual Property Rights") necessary to conduct their respective businesses as now conducted and as presently proposed to be conducted, unless failure to own or possess such rights or licenses would not reasonably be likely to result in a Material Adverse Effect. None of the Company's or its Subsidiaries' Intellectual Property Rights have expired, terminated or been abandoned, or are expected to expire, terminate or be abandoned, within three (3) years from the date of this Agreement, unless such expiration, termination or abandonment would not reasonably be likely to result in a Material Adverse Effect. The Company has no knowledge of any infringement by the Company or any of its Subsidiaries of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of the Company or any of its Subsidiaries, being threatened, against the Company or any of the Subsidiaries regarding their material Intellectual Property Rights. The Company is not aware of any facts or circumstances that reasonably could be expected to give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.20. Tax Status. Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and each of its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any

jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the Company's knowledge and except as set forth in Schedule 3.20, attached hereto, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

SECTION 4. COVEN AN TS

4.1. Commercially Reasonably Best Efforts. Each party shall use commercially reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

4.2. Securities Compliance. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Securities for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or "blue sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Purchasers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "blue sky" laws of the states of the United States following the Closing Date.

4.3. Use of Proceeds. The Company shall use the proceeds from the sale of the Securities solely (i) to pay legal fees and expenses incurred in connection with the transactions contemplated by this Agreement, (ii) to pay the placement fee owed to the Placement Agent in connection with the transactions contemplated by this Agreement, and (iii) for general working capital purposes.

4.4. Financial Information. After the Company's Registration Statement is declared effective by the Commission, the Company agrees to promptly send to each Purchaser so long as any shares of Preferred Stock remains outstanding a copy of its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act unless the such reports are filed with the Commission through EDGAR and are available to the public through the EDGAR system.

4.5. Listing; Penalties. The Company shall obtain a quotation of its shares of Common Stock on the Over-the-Counter Bulletin Board (the "OTCBB") at the earliest possible date but not to exceed one hundred and eighty (180) days from the Closing Date (the "OTCBB Listing Date"), by filing with the Commission a registration statement on Form 10 or such other form as may be applicable (the "Registration Statement"). In the event that the Company does not (A) within thirty (30) days after the Closing Date, file the Registration Statement and (B) obtain a quotation prior to or on the OTCBB Listing Date, then the Company shall (a) pay to the Purchasers liquidated damages equal to 1.5% of each individual Purchaser's Purchase Price in cash or, at the option of the holder, in additional Preferred Stock and (b) amend the Conversion Price (as defined in the Certificate of Designation) to the lower of (x) the Conversion Price or (y) 80% of the VWAP (as defined in the Certificate of Designation) for the ten (10) days prior to the Company being quoted on the OTCBB.

4.6. Reservation of Shares. So long as any shares of Preferred Stock or Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 120% of (i) the maximum number of shares of Common Stock issuable upon conversion of all the Preferred Stock (assuming for purposes hereof, that the Preferred Stock convertible at the Conversion Price (as defined in the Certificate of Designation and without regard to any limitations on the conversion of the Preferred Stock set forth in the Certificate of Designation) and (ii) the maximum number of shares of Common Stock issuable upon exercise of all the Warrants (without regard to any limitations on the exercise of the Common Stock Warrants set forth therein).

4.7. Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

4.8. DTC Eligibility. The Company shall pay all fees to DTC (as defined herein) required to be paid, and shall take all other necessary actions, so that the Company is eligible to participate in DTC's Fast Automated Securities Transfer Program no later than thirty (30) days after the Closing Date.

4.9. Insurance. As soon as reasonably practicable after the Closing Date, the Company shall purchase a key-man life insurance policy with respect to its Chairman and Chief Executive Officer for a coverage amount of no less than Five Million Dollars ($5,000,000) in the aggregate. The Company shall take all reasonable action to ensure that the Company is and will remain the named beneficiary of such policy.

4.10. Board of Directors.

(i) Within five (5) Business Days after the Closing Date, the Company shall take such reasonable action to nominate a representative of the majority holders of the Preferred Stock (the "Majority Holders") to the Company's board of directors (the "Purchaser Representative"), including, if necessary, taking such appropriate action to increase the size of the Company's board of directors to accommodate such election or appointment. Such Purchaser Representative shall receive the same voting and compensation benefits accorded to the other directors on the Company's board of directors.

(ii) The Majority Holders shall each be entitled, by way of written notice to the Company's board of directors to request a representative attend any particular meeting of the Company's board of directors and any particular meeting of each committee thereof as an observer, which request shall not be unreasonably denied.

(iii) The Company's obligations under this Section 4.10 are further subject to the requirements contained in the voting rights agreement (the "Voting Rights Agreement"), attached hereto as Exhibit D.

4.11. Milestone Compensation. The Company's agrees to defer all past compensation (whether for salary, bonuses or otherwise) owed, as of the date hereof, to its Senior Executives (as defined herein) until such time that (i) the Company has realized a GAAP net income of greater than Two Million Dollars ($2,000,000) based on a six (6) month run rate, (ii) the Company obtains a quotation on the OTCBB, and (iii) all required dividend payments are current and fully paid (the "Compensation Covenant"). If the Company satisfies the Compensation Covenant, the Senior Executives shall receive deferred compensation payments equal to 15% of the Company's GAAP net income. In the case of a Liquidation (as defined in the Certificate of Designation) or Bankruptcy Event (as defined in the Certificate of Designation), the Preferred Stock shall be repaid to the Purchasers in full before any deferred compensation is disbursed to the Senior Executives. Until such time as the Compensation Covenant is satisfied, compensation for the Senior Executives must remain fixed at the current amounts as of the Closing Date. For purposes of this Section 4.11, "Senior Executives" shall mean the Company's Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and all directors currently sitting on the Company's board of directors, including the Company's Chairman.

SECTION 5. REGISTER; TRAN SFER AGEN T IN STRUCTION S; LEGEN DS.

5.1. Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Stock and the Warrants in which the Company shall record the name and address of the Person in whose name the Preferred Stock and the Warrants have been issued (including the name and address of each transferee), the number of shares of Preferred Stock held by such Person, the number of Conversion Shares issuable upon conversion of the Preferred Stock and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Purchaser or its legal representatives.

5.2. Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent and any subsequent transfer agent (the "Irrevocable Transfer Agent Instructions") to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company ("DTC"), registered in the name of each Purchaser or its respective nominee(s), for the Conversion Shares and the Warrant Shares issuable upon exercise of the Common Stock Warrants in such amounts as specified from time to time by each Purchaser to the Company upon conversion of the Preferred Stock, issuance of Common Stock as dividends on the Preferred Stock or the exercise of the Common Stock Warrants (as the case may be). The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5.2 will be given by the Company to its transfer agent with respect to the Securities, and that the Securities shall be freely transferable on the books and records of the Company. If a Purchaser effects a sale, assignment or transfer of the Securities, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates (free of any restrictive or other legends) or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Purchaser to effect such sale, transfer or assignment. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5.2 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5.2, that a Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

5.3. Legends. The certificates or other instruments representing the Securities and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE REOFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS REOFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS."

(ii) Any legend required by the "blue sky" laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

SECTION 6. CON DITION S TO THE COMPAN Y'S OBLIGATION TO SELL

The obligation of the Company hereunder to issue and sell the Preferred Stock and the related Warrants to each Purchaser at a Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in their sole discretion by providing each Purchaser with prior written notice thereof:

(i) Such Purchaser shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(ii) Such Purchaser shall have delivered to the Company the Purchase Price for the Preferred Stock and the related Warrants being purchased by such Purchaser at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii) the aggregate Purchase Price hereunder for all Purchasers shall be no less than the Minimum Offering.

(iv) Each and every representation and warranty of such Purchaser shall be true and correct as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and such Purchaser

shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

SECTION 7. CON DITION S TO EACH PURCHASER'S OBLIGATION TO PURCHASE

The obligation of each Purchaser hereunder to purchase its shares of Preferred Stock and its related Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Purchaser's sole benefit and may be waived by such Purchaser at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have duly executed and delivered to such Purchaser each of the Transaction Documents and the Company shall have duly executed and delivered to such Purchaser a certificate representing the number of shares of Preferred Stock set forth in the Schedule of Purchasers and the related Warrants (for such number of shares of Common Stock as is set forth in the Schedule of Purchasers) being purchased by such Purchaser at the Closing pursuant to this Agreement.

(ii) Each and every representation and warranty of the Company shall be true and correct as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Purchaser shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Purchaser in the form acceptable to such Purchaser.

(iii) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(iv) The Company shall have filed the Certificate of Designation and all other documents or forms necessary, if any, with the state of Nevada in order to effect the transactions contemplated in the Transaction Documents.

(v) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(vi) No event or series of events shall have occurred that reasonably would have or result in a Material Adverse Effect.

SECTION 8. TERMIN ATION

In the event that the Closing shall not have occurred with respect to a Purchaser on or before ten (10) days from the date hereof due to the Company's or such Purchaser's failure to satisfy the conditions set forth in Sections 6 and 7 above (and a non-breaching party's failure to waive such unsatisfied condition(s)), any such non-breaching party at any time shall have the right to terminate its obligations under this Agreement with respect to such breaching party on or after the close of business on such date without liability of such non-breaching party to any other party; provided, however, that the abandonment of the sale and purchase of the Preferred Stock and the Warrants shall be applicable only to such non-breaching party providing such written notice. Nothing contained in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

SECTION 9. LEGAL FEES

The Company shall pay to Anslow & Jaclin, LLP a fee of Twenty Seven Thousand and Five Hundred Dollars ($27,500) as reimbursement for services rendered in connection with this Agreement and the purchase and

sale of the Securities (the "Legal Fees"). The Company shall also reimburse the Purchasers, at Closing, for expenses incurred in connection with this Offering and, if necessary, for all future legal fees associated with the modification, amendment, or waiver of the Transaction Documents, in an amount up to but to exceed a total amount of Fifteen Thousand Dollars ($15,000) (the "Purchaser's Legal Fees"). The Company will also reimburse the Purchasers for all direct out-of-pocket expenses incurred by one representative of the Purchasers in connection with this Offering within thirty (30) days of the Company's receipt of an invoice from such representative. The Legal Fees, Purchaser's Legal Fees and any expenses, (to the extent known as of the Closing) will be payable out of funds held pursuant to the escrow agreement (the "Escrow Agreement"), attached hereto as Exhibit C. Anslow & Jaclin, LLP will be reimbursed at Closing for all filing fees, and printing and shipping costs for the closing statements to be delivered to the Company and the Purchasers.

SECTION 10. MISCELLAN EOUS

10.1. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the state of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the state of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.2. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

10.3. Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Agreement instead of just the provision in which they are found.

10.4. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

10.5. Entire Agreement; Amendments. This Agreement, the other Transaction Documents and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between the Purchasers, the Company, their affiliates and Persons acting on their behalf with respect to the matters contained herein and therein (provided that the foregoing shall not have any effect on any agreements any Purchaser has entered into with the Company or any of its Subsidiaries prior to the date hereof with respect to any prior investment made by such Purchaser in the Company), and this Agreement, the

other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and the holders of all of the then outstanding shares of Preferred Stock, and any amendment or to, or waiver of any provision of, this Agreement made in conformity with the provisions of this Section 10.5 shall be binding on all Purchasers and holders of Securities, as applicable, provided that any party may give a waiver in writing as to itself. No such amendment or waiver (unless given pursuant to the foregoing proviso) shall be effective to the extent that it applies to less than all of the holders of the shares of Preferred Stock then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents, holders of the Preferred Stock or holders of the Warrants (as the case may be). The Company has not, directly or indirectly, made any agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Purchaser has made any commitment or promise or has any other obligation to provide any financing to the Company, any Subsidiary or otherwise.

10.6. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Total Apparel Group, Inc.
Attention: Janon Costley
525 7th Avenue, Suite 501
New York, NY 10018
Telephone: (648) 895-8988
Facsimile: (212) 398-2720

With a copy (which shall not constitute notice) to:

Anslow & Jaclin, LLP
Attention: Joseph M. Lucosky, Esq.
195 Route 9 South, 2nd Floor
Telephone: (732) 409-1212
Facsimile: (732) 577-1188

If to a Purchaser, to its address and facsimile number set forth on the signature pages attached hereto, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party ten (10) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

10.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of any of the Securities. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of all of the aggregate number of shares of Common Stock (or securities issued in exchange for Common

Stock) issued and issuable under the Transaction Documents, including, without limitation, by way of a Fundamental Transaction (as defined in the Certificate of Designation) (unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designation and Warrants). A Purchaser may assign some or all of its rights hereunder in connection with a transfer of any of its Securities without the consent of the Company, provided the Company receives written notice of the rights assigned and the name of such assignee within a reasonable amount of time after such assignment and such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the "Purchasers." After such assignment, the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights.

10.8. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Indemnitees referred to in Section 10.11.

10.9. Survival. The representations, warranties, agreements and covenants shall survive the Closing; provided that the survival period for the representations and warranties of the Company shall continue only for twelve (12) months following the Closing Date. Each Purchaser shall be severally, and not jointly responsible only for its own representations, warranties, agreements and covenants hereunder.

10.10. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.11. Indemnification.

(i) In consideration of each Purchaser's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each holder of any Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in any of the Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Company contained in any of the Transaction Documents or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of any of the Transaction Documents, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure properly made by such Purchaser pursuant to Section 4.6, or (iv) the status of such Purchaser or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents, except, with respect to clause (c), to the extent such Indemnified Liability arises solely from an Indemnitee's gross negligence or willful misconduct. The Company shall reimburse the Indemnitees, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Indemnified Liabilities. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(ii) Promptly after receipt by an Indemnitee under this Section 10.11 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Section 10.11, deliver to the Company a written notice of the commencement thereof, and the Company shall

have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel with the fees and expenses of such counsel to be paid by the Company if: (i) the Company has agreed in writing to pay such fees and expenses; (ii) the Company shall have failed promptly to assume the defense of such Indemnified Liability and to employ counsel reasonably satisfactory to such Indemnitee in any such Indemnified Liability; or (iii) the named parties to any such Indemnified Liability (including any impleaded parties) include both such Indemnitee and the Company, and such Indemnitee shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnitee and the Company (in which case, if such Indemnitee notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, then the Company shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Company), provided further, that in the case of clause (iii) above the Company shall not be responsible for the reasonable fees and expenses of more than one (1) separate legal counsel for such Indemnitee. The Indemnitee shall reasonably cooperate with the Company in connection with any negotiation or defense of any such action or Indemnified Liability by the Company and shall furnish to the Company all information reasonably available to the Indemnitee which relates to such action or Indemnified Liability. The Company shall keep the Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Indemnified Liability or litigation, and such settlement shall not include any admission as to fault on the part of the Indemnitee. Following indemnification as provided for hereunder, the Company shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 10.11, except to the extent that the Company is materially and adversely prejudiced in its ability to defend such action.

10.12. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. For clarification purposes, the Recitals are part of this Agreement and are hereby incorporated by reference.

10.13. Remedies. Each Purchaser and each holder of any Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Purchasers. The Company therefore agrees that the Purchasers shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security.

10.14. Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights

10.15. Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser hereunder or pursuant to any of the other Transaction Documents or any of the Purchasers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside,

recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.16. Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters, and the Company acknowledges that the Purchasers are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents. The decision of each Purchaser to purchase Securities pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with such Purchaser making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring such Purchaser's investment in the Securities or enforcing its rights under the Transaction Documents. The Company and each Purchaser confirms that each Purchaser has independently participated with the Company in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the purchase and sale of the Securities contemplated hereby was solely in the control of the Company, not the action or decision of any Purchaser, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Purchaser. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

[-*signature pages follow*-]

IN WITNESS WHEREOF, each Purchaser and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

TOTAL APPAREL GROUP, INC.

By: ________________________

Name: Janon Costley
Title: Chief Executive Officer

Please acknowledge your acceptance of the foregoing Agreement with by signing and returning a copy to the Company whereupon it shall become a binding agreement.

N UMBER OF SHARES OF PREFERRED STOCK __________ x $10,000 = ___________
("Purchase Price")

______________________________	______________________________
Signature	Signature (if purchasing jointly)
______________________________	______________________________
Name Typed or Printed	Name Typed or Printed
______________________________	______________________________
Entity Name	Entity Name
______________________________	______________________________
Address	Address
______________________________	______________________________
City, State and Zip Code	City, State and Zip Code
______________________________	______________________________
Telephone - Business	Telephone - Business
______________________________	______________________________
Telephone – Residence	Telephone – Residence
______________________________	______________________________
Facsimile – Business	Facsimile - Business
______________________________	______________________________
Facsimile – Residence	Facsimile – Residence
______________________________	______________________________
Tax ID # or Social Security #	Tax ID # or Social Security #

Name in which securities should be issued: ______________________________
Dated: May __, 2010

ANNEX A

SCHEDULE OF PURCHASERS

Name	Investment Amount	Number of Preferred Shares	Number of Warrants

Exhibit A

[Form of Certificate of Designation]

Exhibit B

[Form of Warrant]

<u>Exhibit C</u>

[Escrow Agreement]

Exhibit D

[Voting Rights Agreement]